Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on and effective as of May 1, 2025 (the “Effective Date”), by and between Zai Lab (US) LLC, a Delaware limited liability company (the “Company”), and Samantha (Ying) Du (“Founder,” collectively the “Parties”).
RECITALS
WHEREAS, the Company, Zai Lab Limited, a limited company incorporated under the laws of the Cayman Islands and the ultimate parent corporation of the Company (the “Parent Company”) and any of their subsidiaries or affiliates (collectively, “Affiliates”), are engaged in the business of researching, developing, manufacturing, and commercializing drug products in the pharmaceutical industry (the “Business of the Group”), and Founder is qualified to lead the Business of the Group as contemplated under this Agreement.
WHEREAS, the Company and Founder previously entered into the Fourth Amended and Restated Founder Employee Agreement between Founder and the Parent Company, dated December 1, 2018, as supplemented by the letter agreement between the Parties, dated December 11, 2017 and that certain Employment Contract, dated as of July 1, 2017, by and between Zai Lab (Shanghai) Co., Ltd. and the Founder (together the “Existing Agreements”); and
WHEREAS, the Company and Founder desire to amend and replace the Existing Agreements in its entirety with the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Employment. Founder’s employment under the terms of this Agreement will commence as of the Effective Date and will continue until terminated in accordance with Section 4 (the “Employment Period”).
1.1.     Duties and Responsibilities. Founder is employed as the Chairperson and Chief Executive Officer of the Parent Company and the Company. Founder agrees to render such services and to perform such duties and responsibilities as are normally associated with and inherent in the aforementioned roles and the capacities in which Founder is employed, as well as such other duties and responsibilities as shall from time to time be assigned to Founder by the Parent Company board of directors (the “Board”).
1.2.     Acceptance of Employment. Founder accepts such employment set out in Section 1.1 of this Agreement and agrees to faithfully perform and render the services required of Founder under this Agreement. Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the Parties, Founder shall devote the time, attention, and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of her duties to the Parent Company and the Company, and the performance of Founder’s duties and responsibilities under this Agreement.
1.3.    Positions with Affiliates. If requested by the Board, Founder agrees to serve without additional compensation if elected, nominated, or appointed as an officer and/or director of the Company and any of its Affiliates, and in one or more executive offices of any such Affiliates; provided that Founder is indemnified for serving in any and all such capacities pursuant to the indemnification provisions set forth in the bylaws of such Affiliate and to the extent applicable Section 8 of this Agreement.
1.4.     Conflicts of Interest.
(a)    Founder has reviewed with the Board the present directorships, ownership (legal and beneficial, direct and indirect) interests, and other positions or roles held by Founder or her associate(s) in all such business organizations or arrangements which may be directly competitive or directly in conflict with the Company. Founder agrees to review with the Board any potential directorships, ownership (legal and beneficial, direct and indirect) interests, and other positions or roles with business organizations or arrangements, which may be directly competitive or directly in conflict with the Company. Founder or her associate(s) is precluded from owning an interest (legal and beneficial, direct and indirect) in another company or serving as an employee, director, consultant, advisor, or member of such other company that may be directly competitive or directly in conflict with the Company or the Parent Company until such interest is presented to the Board and the Board consents to such interest or employment.
(b)    The Company further acknowledges and agrees that, subject to the prior written approval by a majority of the Board (which majority shall exclude Founder if Founder is a then-current member of the Board) and consistent with the terms of the Compliance Agreement (as defined below), Founder may serve on the boards of directors and advisory boards of other companies which  are not in direct competition or not in direct conflict with the Company and its Affiliates; provided that such service does not interfere with the performance of Founder’s duties hereunder. Notwithstanding any of the foregoing, Founder’s interest in, and affiliation with, Quan Venture Fund I, LP and its affiliates is not deemed to conflict with her responsibilities to the Company or interfere with her performance of her duties hereunder.
1.5.     Compliance with Policies. Founder agrees that, during the Employment Period, she will comply with all corporate policies, practices, and procedures, including the Code of Business Conduct and Ethics, applicable to her position.
2.Reserved
3.Compensation Benefits and Expense Reimbursements.

3.1.     Base Salary. In consideration for the agreement of Founder to be employed under this Agreement, during the Employment Period, Founder shall receive from the Company an annual base salary of US$908,730.00 (as it may be adjusted from time to time, the “Base Salary”). The Base Salary to be paid to Founder will be subject to reduction for payroll tax withholdings and deductions legally required (if any) and such other deductions properly and reasonably authorized by Founder. The Company shall pay such Base Salary in accordance with its standard payroll procedures. The Base Salary will be subject to review by the Board or the Compensation Committee of the Board (the “Compensation Committee”), and any adjustments will be made by the Board or the Compensation Committee based upon its respective normal performance review practices for executive employees of the Company.
3.2.     Annual Bonus. During the Employment Period, Founder will be eligible to receive an annual bonus with a target equal to 90% of the Base Salary (the “Target Bonus”). The actual amount of such annual bonus shall be determined by the Board or the Compensation Committee in its respective discretion, as applicable. Any annual bonus earned hereunder shall be paid after the end, but in no event later than April 15th following the end, of the calendar year to which such bonus relates and otherwise in accordance with the Parent Company’s annual bonus plan as in effect from time to time, including that Founder must be employed with the Company through the date that such bonus is paid.
3.3.     Equity Incentives.
(a)     Annual Equity Grant. For each calendar year completed during the Employment Period, Founder will be eligible to receive an annual equity grant (the “Annual Equity Grant”). The actual amount of such Annual Equity Grant shall be determined by the Board or the Compensation Committee in its sole discretion, and shall be denominated in stock options, time-based vesting restricted stock units (“RSUs”) and/or performance-based vesting restricted stock units (“PSUs”) in accordance with an allocation determined by the Board or the Compensation Committee. All Annual Equity Grants will be subject to the terms, definitions, and provisions of the applicable equity incentive plan, award agreements between Founder and the Parent Company, any other equity holder agreements, and any other restrictions and/or limitations generally applicable to the equity of the Parent Company or equity awards held by Company executives or otherwise imposed by law.
3.4.     Participation in Employee Benefit Plans / Paid Time Off. During the Employment Period, Founder will be entitled to participate in all employee benefit plans from time to time in effect for similarly situated executive employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to Founder under this Agreement (e.g., a severance pay plan) or any other employment agreement with an Affiliate of the Parent Company. Founder’s participation will be subject to the terms of the applicable plan documents, applicable corporate policies, and any other restrictions or limitations imposed by law or regulation. The Company reserves the right to amend, modify, cancel, or terminate the benefit plans and programs it offers to its employees at any time.

3.5.     Reimbursements. During the Employment Period, the Company may provide Founder with a corporate credit card to be used solely for business-related expenses in accordance with applicable corporate policies and procedures. Additionally, insofar as Founder incurs any business-related expenses paid by her personally and not with the corporate card, Founder will be reimbursed, in accordance with applicable corporate policies and practices, for all reasonable traveling expenses and other disbursements incurred by her for or on behalf of the Company in the performance of her duties hereunder upon presentation by Founder of appropriate documentation. Founder’s right to payment or reimbursement for reasonable business expenses hereunder shall be subject to the following additional rules: (a) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (b) payment or reimbursement shall be made by the Company as soon as reasonably practicable following the time that the applicable expense is submitted by Founder to the Company and in no event later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (c) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.
3.6.     Deductions. Recognizing that Founder is an employee for all purposes, the Company shall deduct from any compensation payable to Founder the sums which the Company is required by law to deduct, including, but not limited to, federal and state withholding taxes, social security taxes, and state disability insurance and mandatory provident funds, and the Company shall remit any amounts so deducted to the applicable governmental entities and agents entitled to receive such payments.
4.Termination of Employment.
4.1.     Death or Disability. If Founder dies during the Employment Period, then Founder’s employment by the Company hereunder shall automatically terminate on the date of Founder’s death (such termination a “Termination Due to Death”). If Founder is incapacitated or disabled by accident, sickness, or otherwise so as to render her mentally or physically incapable of performing the services required to be performed by her under this Agreement for a period of ninety (90) consecutive days or longer, or for any ninety (90) days during any six- (6-) month period (such condition a “Disability”), the Company, at its option, may terminate Founder’s employment under this Agreement immediately upon giving her notice to that effect (such termination a “Termination Due to Disability”). In the case of a Disability, until Founder becomes eligible for disability income under the Company’s disability income insurance (if any) or until the Company terminates Founder’s employment in accordance with the foregoing, whichever occurs first, Founder will be entitled to receive the Base Salary, at the rate and in the manner provided in Section 3.1 of this Agreement, notwithstanding any such physical or mental disability.
(a)     Substitution. The Board may designate another employee to act in Founder’s place during any period of time that Founder is not performing services under this Agreement during the Employment Period. Notwithstanding any such designation, Founder shall continue to receive the Base Salary and benefits in accordance with Section

3 of this Agreement until Founder becomes eligible for disability income under the Company’s disability income insurance (if any) or until Founder’s Termination Due to Disability, whichever occurs first.
(b)    Disability Income Payments. While receiving disability income payments under the Company’s disability income insurance, if any (the “Disability Payments”), Founder shall remain entitled to receive the Base Salary under Section 3.1 of this Agreement, which shall be reduced by any Disability Payments received by Founder, and shall continue to participate in all other compensation and benefits in accordance with Sections 3.2, 3.3 and 3.4 of this Agreement until the date of Founder’s termination of employment.
(c)    Verification of Disability. If any question arises as to whether, during the Employment Period, Founder is disabled through any illness, injury, accident, or condition of either a physical or psychological nature so as to be unable to perform substantially all of Founder’s duties and responsibilities hereunder, Founder may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom Founder or Founder’s guardian has no reasonable objection to determine whether Founder is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and Founder fails to submit to such a medical examination, the Company’s determination of the issue shall be binding on Founder.
4.2.     Termination by the Company for Cause. The Company, upon recommendation from the Board (which Founder shall be excluded from participating in any such determination if Founder is a then-current member of the Board), may terminate the employment of Founder hereunder at any time during the Employment Period for “Cause” (as defined below) (such termination a “Termination by the Company for Cause”) by giving Founder notice of such termination, which shall take effect immediately. For the purposes of this Agreement, “Cause” means any of the following grounds, as the Board determines in its reasonable judgment:
(a)     Founder’s repeated drunkenness or use of illegal drugs, which adversely interferes with the performance of Founder’s obligations and duties hereunder;
(b)     Founder’s conviction of a felony, or any crime involving fraud or misrepresentation, or violation of applicable securities laws;
(c)     Founder’s gross mismanagement of the business and affairs of the Company or any Affiliate which directly results in a material loss to the Company or any Affiliate and for which the Company has reasonable proof was committed by Founder;
(d)     Founder’s material violation of any material terms of this Agreement or the Compliance Agreement (as defined below); or

(e)      a conclusive finding by an independent fact finder appointed by the Board of any willful misconduct, dishonesty or acts of moral turpitude by Founder which is materially detrimental to the interests and well-being of the Company and its subsidiaries and affiliates, including, without limitation, harm to its business or reputation.
4.3.     Termination by the Company Without Cause. The Company, upon recommendation from the Board (which Founder shall be excluded from participating in any such determination if Founder is a then-current member of the Board), may terminate the employment of Founder hereunder at any time upon thirty (30) days advance written notice to Founder during the Employment Period without Cause (such termination a “Termination by the Company without Cause”).
4.4.     Termination by Founder Without Good Reason. Founder may terminate her employment hereunder without Good Reason (as defined below) at any time upon reasonable notice by Founder to the Board of no fewer than thirty (30) calendar days (such termination a “Termination by Founder without Good Reason”); provided that the Board may elect to waive all or any portion of such notice period and may accelerate Founder’s last day of employment.
4.5.     Termination by Founder for Good Reason. Founder may terminate her employment hereunder at any time for Good Reason (as defined below) by (i) providing written notice to the Board of such termination specifying in reasonable detail the condition giving rise to the Good Reason no later than the sixtieth (60th) day following the first occurrence of that condition; (ii) providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice; and (iii) terminating her employment for Good Reason within sixty (60) days following the earlier of the expiration of the period to remedy if the Company fails to remedy the condition or receipt of notice from the Company that it will not remedy the condition (such termination a “Termination by Founder for Good Reason”). For purposes of this Agreement, the term “Good Reason” shall include any of the following conditions that occur without Founder’s consent:
(a)     any material diminution of Founder’s duties or responsibilities hereunder (except in each case in connection with the Termination by the Company for Cause or pursuant to Section 4.1 of this Agreement) or the assignment to Founder of duties or responsibilities that are materially inconsistent with Founder’s then current position; or
(b)     any material breach of this Agreement by the Company.
4.5.     Change in Control Termination. Founder’s employment may terminate hereunder pursuant to a Termination by the Company without Cause or a Termination by Founder for Good Reason within twelve (12) months following a Change in Control (such termination a “Change in Control Termination”). For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(a)     any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Parent Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Parent Company, other than as a result of a private financing of the Parent Company approved by the Board;
(b)     a majority of the members of the Board is replaced during any twelve- (12-) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(c)     any Person acquires (or has acquired during the twelve- (12-) month period ending on the date of the most recent acquisition by such Person) assets from the Parent Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Parent Company immediately prior to such acquisition(s). For purposes of this subsection (c), gross fair market value means the value of the assets of the Parent Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition of Change in Control, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Parent Company. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to re-domicile the Parent Company in a jurisdiction other than its original jurisdiction of incorporation, (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent Company’s securities immediately before such transaction, or (c) the transaction is an equity financing of the Company or Parent Company. With regard to any payment considered to be nonqualified deferred compensation under Section 409A (as defined below), to the extent applicable, that is payable upon a Change in Control, to avoid the imposition of an additional tax, interest or penalty under Section 409A (as defined below), no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).
5.Effect of Termination. Except as provided in this Section 5, neither Founder nor her beneficiary or estate will have any further rights or claims against the Company or any of its Affiliates with regard to payments or benefits in connection with Founder’s termination of employment.
5.1.    Termination by the Company for Cause or Termination by Founder Without Good Reason. Upon the termination of Founder’s employment hereunder pursuant to a Termination by the Company for Cause or a Termination by Founder without Good Reason, neither Founder nor her beneficiary or estate will have any further rights or claims against the Company or its Affiliates under this Agreement except to receive the following (in the aggregate, the “Final Compensation”):

(a)    the earned and unpaid portion of the Base Salary provided for in Section 3.1 of this Agreement, computed on a pro rata basis up to (and including) the effective date of Founder’s termination of employment (the “Termination Date”);
(b)    reimbursement for any expenses for which Founder has not been reimbursed as provided in Section 3.5 of this Agreement; provided that Founder submits all such expenses and required supporting documentation in accordance with the Company’s reimbursement policy, but in no event later than sixty (60) days of the Termination Date; and
(c)    any additional compensation as may be expressly required under applicable law.
Final Compensation (other than any expense reimbursement, which shall be paid within thirty (30) days after such reimbursement is submitted in accordance with subsection (b) of this Section 5.1) will be paid to Founder within thirty (30) days following the Termination Date (or such shorter period required by applicable law). Except as set forth in this Section 5, neither Founder nor her beneficiary or estate will have any further rights or claims against the Company or any Affiliate for compensation or otherwise, including under any severance plan, program, or practice, and the Company and its Affiliates shall have no further obligation to Founder or her beneficiary or estate or any further liability under this Agreement or otherwise by way of compensation or otherwise.
5.2.    Termination Due to Death or Termination Due to Disability. Upon Founder’s Termination Due to Death or Termination Due to Disability, Founder shall be entitled to receive the Final Compensation in accordance with Section 5.1 of this Agreement, and eligible to receive the following, subject to Sections 5.5, 5.6, 5.7 and 6 of this Agreement:
(a)    an aggregate amount equal to one (1) months’ Base Salary, payable in accordance with the Company’s normal payroll practices on the next regular payday following the date on which the Release of Claims (as defined in Section 5.6 of this Agreement) becomes effective and irrevocable;
(b)    subject to Founder being eligible for and timely electing benefits under the law commonly known as “COBRA,” payment directly to the Company’s group health insurance carrier in the amount of the Company’s portion of monthly premiums that the Company contributed toward Founder’s group health insurance benefits as in effect for Founder immediately prior to the Termination Date (the “COBRA Continuation Benefits”) for one (1) month; provided that if the Company determines in its sole discretion that it cannot pay the COBRA Continuation Benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Founder a taxable monthly payment payable at the same time that the Base Salary payment is made under subsection (a) of this Section 5.2, the benefits under this subsection (b) the “COBRA Subsidy”), the COBRA Subsidy will be payable in accordance with the Company’s normal payroll practices on the next regular payday following the date on which the

Release of Claims (as defined in Section 5.6 of this Agreement) becomes effective and irrevocable; and
(c)    notwithstanding anything to the contrary in any agreement between Founder and the Parent Company, one hundred percent (100%) accelerated vesting of any then-outstanding unvested stock options, RSUs, PSUs or other equity awards in each case granted to Founder by the Parent Company (the “Equity Incentive Acceleration”).
5.3.    Termination by the Company Without Cause or a Termination by Founder For Good Reason. Upon Founder’s Termination by the Company Without Cause or a Termination by Founder for Good Reason, which termination is not a Change in Control Termination (as defined in Section 5.4 of this Agreement), Founder shall be entitled to receive the Final Compensation in accordance with Section 5.1 of this Agreement, and eligible to receive the following, subject to Sections 5.5, 5.6, 5.7 and 6 of this Agreement:
(a)    an aggregate amount equal to eighteen (18) months’ Base Salary, payable in accordance with the Company’s normal payroll practices;
(b)    a payment equal to a pro-rated Target Bonus (determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days during the fiscal year of termination that Founder is employed by the Company and the denominator of which is three hundred and sixty-five (365)), payable at the same time bonuses for such year are paid to other senior executives of the Company;
(c)    subject to Founder being eligible for and timely electing benefits under COBRA, the monthly COBRA Subsidy for up to eighteen (18) months, so long as Founder remains eligible for COBRA, which will be payable in accordance with the Company’s normal payroll practices; and
(d)    the Equity Incentive Acceleration;
provided, that the payments under subsections (a) and (b) of this Section 5.3 will be provided in the form of salary continuation, payable in equal installments in accordance with the Company’s normal payroll practices during the eighteen- (18) month period following the Termination Date; provided further that the first such payment will be made on the next regular pay day following the date on which the Release of Claims (as defined in Section 5.6 of this Agreement) becomes effective and irrevocable and will be retroactive to the Termination Date.
5.4.    Change in Control Termination. Upon Founder’s Termination by the Company Without Cause or a Termination by Founder for Good Reason within twelve (12) months following a Change in Control (such termination being referred to in this Agreement as a “Change in Control Termination”), Founder shall be entitled to receive the Final Compensation in accordance with Section 5.1 of this Agreement, and eligible to receive the following, subject to Sections 5.5, 5.6, 5.7 and 6 of this Agreement:

(a)    an aggregate amount equal to eighteen (18) months’ Base Salary, payable in accordance with the Company’s normal payroll practices;
(b)    subject to Founder being eligible for and timely electing benefits under COBRA, the monthly COBRA Subsidy for up to eighteen (18) months, so long as Founder remains eligible for COBRA, which will be payable in accordance with the Company’s normal payroll practices;
(c)    a payment equal to the sum of (i) six (6) months’ Base Salary, (ii) two times the Target Bonus and (iii) six (6) months of the amount of the monthly COBRA Subsidy; and
(d)    the Equity Incentive Acceleration;
provided that the payments under subsections (a) and (b) of this Section 5.4 will be provided in the form of salary continuation, payable in equal installments in accordance with the Company’s normal payroll practices during the eighteen- (18) month period following the Change in Control Termination date and the payment under subsection (c) of this Section 5.4 will be paid in a lump sum; provided further that the first such payment or the lump sum payment, respectively, will be made on the next regular pay day following the date on which the Release of Claims (as defined in Section 5.6 of this Agreement) becomes effective and irrevocable and any installments will be retroactive to the Change in Control Termination date.
5.5.     Liquidated Damages. The Parties acknowledge and agree that damages which will result to Founder for a Termination by the Company without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the payments under Section 5.3 or 5.4 of this Agreement (if applicable) shall constitute liquidated damages for any breach of this Agreement by the Company through the Termination Date or Change in Control Termination date, respectively. Founder agrees that, except for such other payments and benefits to which Founder may be eligible as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that Founder may make by reason of termination of her employment or any such breach of this Agreement and that, as a condition to receiving the applicable severance payments, Founder will execute the Release of Claims (as described in Section 5.6 of this Agreement).
5.6.     Release of Claims. Except for payment of the Final Compensation, the obligation of the Company to provide any severance payments or benefits to or on behalf of Founder under Section 5.2, 5.3, or 5.4 of this Agreement is conditioned on Founder timely executing and delivering to the Company, and not subsequently revoking, a separation agreement containing a general release of claims and other customary terms in a form provided to Founder by the Company (the “Release of Claims”), provided that the Release of Claims becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release of Claims does not become effective by the Release Deadline, Founder will forfeit any rights to such severance payments or benefits under Section 5.2, 5.3, or 5.4 of this Agreement. Notwithstanding any term to the contrary regarding the timing of the payments of such severance payments or benefits under Section 5.2, 5.3, or 5.4 of this Agreement, if the sixty (60) day period following termination referred to herein extends through two (2) taxable years, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such amount that would be due and payable in the first calendar year will be paid in the second taxable year following the Termination Date at the later of the first payroll period in the January of the second calendar year or the date that the Release of Claims becomes effective.
5.7.     Section 409A. Notwithstanding anything to the contrary in this Agreement, if at the Termination Date, Founder is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the Termination Date, shall instead be paid on the next business day following the expiration of such six- (6-) month period or, if earlier, upon Founder’s death; except:
(a)     to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable discretion);
(b)     benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); or
(c)     other amounts or benefits that are not subject to the requirements of Section 409A of the Code (“Section 409A”).
For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-1(i). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Company or any of its Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
5.8.     Limitations on Payments. Notwithstanding anything in this Agreement or elsewhere to the contrary, in the event that any payment or benefit received or to be received by Founder under this Agreement or otherwise by the Company or an Affiliate (collectively, the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this Section 5.8, be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced (but not below zero) to the extent needed such that no portion of the Payments constitutes a “parachute payment” within the meaning of Section 280G of the Code; provided, that no reduction in the Payments shall be made by reason of this Section 5.8 unless, on an after-tax basis taking into account the excise tax imposed by Section

4999 of the Code together with all applicable income taxes, the Payments payable to Founder would be greater than if such reduction had not been made. Any reduction in the Payments required by the immediately preceding sentence shall be applied, first, against any cash severance payments, then against other payments and benefits to which Q&A 24(c) of Treasury Regulation Section 1.280G-1 does not apply, and finally against all remaining payments and benefits.
6.Compliance Agreements. Founder shall enter into a Compliance Agreement with the Company, in substantially the form attached hereto as Exhibit A, concurrently with the parties entering into this Agreement (the “2025 Compliance Agreement”). The 2025 Compliance Agreement will amend and replace the Compliance Agreement that Founder executed, dated April 3, 2014 in its entirety. The terms and conditions of the 2025 Compliance Agreement are specifically incorporated herein by reference. The obligation of the Company to make any payments or provide any compensation to or on behalf of Founder under Section 5.2, 5.3, or 5.4 of this Agreement, and Founder’s right to retain the same, is expressly conditioned upon Founder’s continued performance of Founder’s obligations under this Agreement, the Compliance Agreements, and any other agreement between Founder and the Company or an Affiliate (including any restrictive covenants therein). In addition to the other terms and conditions provided in this Agreement, the obligation of the Company to make any payments or provide any compensation to or on behalf of Founder under Section 5.2, 5.3, or 5.4 of this Agreement, and Founder’s right to retain the same, is expressly conditioned upon Founder’s continued performance of her obligations under this Agreement, the Compliance Agreements, and any other agreement between Founder and the Company or an Affiliate (including any restrictive covenants therein).
7.Standards of Conduct. Founder will conduct herself in an ethical and professional manner at all times and in accordance with applicable laws, regulations, and corporate policies or guidelines in effect from time to time, including the Code of Business Conduct and Ethics, and the ethical guidelines of applicable State licensing boards under which she is licensed and with which she is providing services to the Company.
8.Indemnification. Founder may be eligible for indemnification in accordance with the Indemnification Agreement executed and delivered by Founder as of August 20, 2014 (the “Indemnification Agreement”). The Indemnification Agreement remains in full force and effect and the terms and conditions thereof are specifically incorporated herein by reference.  The obligation of the Company to make any indemnification payments to or on behalf of Founder under this Section 8, and Founder’s right to retain the same, is expressly conditioned upon Founder’s continued performance of the obligations under this Agreement. Founder will receive Directors’ and Officers’ insurance coverage to the same extent provided to officers of the Company under the Company’s Directors’ and Officers’ insurance policy.
8.1.    Proceeding. In the event that (a) Founder was or is a party or is threatened to be made a party to any Proceeding by reason of Founder’s Corporate Status or (b) Founder was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Founder’s Corporate Status, Founder shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by Founder in connection with such Proceeding to the maximum extent permitted by applicable law (referred to herein as “Indemnifiable Amounts”). For purposes of this Section 8, the terms (i) “Proceeding” means any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, (ii) “Corporate Status” means the status of Founder as an employee, officer and/or director of the Company, Parent Company or any of its Affiliates, as applicable, (iii) “Expenses” means all fees, costs and expenses incurred in connection with any Proceeding, including, without limitation, reasonable attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants, counsels and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses and (iv) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, and fines.
8.2.    Advancement of Expenses. The Company agrees that the Company shall pay to Founder all Indemnifiable Amounts incurred by Founder in connection with any Proceeding, including a Proceeding by the right of the Company, in advance of the final disposition of such Proceeding, as the same are incurred; provided that Founder provides the Company with a written undertaking to repay the amount of Indemnifiable Amounts if it is finally determined by a court of competent jurisdiction that Founder is not entitled under this Agreement to indemnification with respect to such Indemnifiable Amounts.
8.3.    Limitation on Indemnification. Founder shall not be entitled to any indemnification under this Section 8 if Founder knowingly violated any duty, responsibility or obligation imposed under this Agreement, the Compliance Agreement or any Company policy.
8.4.    Change in Law. To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under this Agreement, Founder shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.
9.Representations and Warranties of the Company. The Company represents and warrants to Founder that the execution of this Agreement by the Company has been duly authorized by resolution of the Board.
10.Representations and Warranties of Founder. Founder represents and warrants to the Company that: (a) Founder has the proper skill, training, and background to perform under the terms of this Agreement in a competent and professional manner; (b) Founder will not infringe any intellectual property rights including patent, copyright, trademark, trade secret, or other proprietary right of any person; and (c) Founder will not use any trade secrets or confidential information of the Parent Company, Affiliates, or third parties other than as authorized and for the furtherance of the Business of the Group.

11.Enforcement. It is the desire and intent of the Parties that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 11.
12.Dispute Resolution. In the event the Parties hereto are unable to settle a dispute between them regarding this Agreement through friendly consultation, such dispute shall be referred to and finally settled by arbitration administered by JAMS in accordance its Employment Arbitration Rules & Procedures (the “Arbitration Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 12 applying the laws of the State of New York, without regard to any principles of conflicts of laws that would result in the application of the laws of another jurisdiction. The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the Arbitration Rules (the “Arbitration Board”).  The Arbitration Board shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 14.5 of this Agreement. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each party as the Arbitration Board deems equitable. Any award made by the Arbitration Board shall be final and binding on each of the Parties that were Parties to the dispute. The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the Arbitration Board was given.  Notwithstanding this agreement to arbitrate, the Parties agree that either party may seek provision remedies such as a temporary restraining order or a preliminary injunction from a court of competent jurisdiction in aid of arbitration.  As a material part of this agreement to arbitrate claims, the Parties expressly waive all rights to a jury trial in court on all statutory or other claims.  The Parties acknowledge and agree that no claims will be arbitrated on a class action or collective action basis.
13.Covenant Against Assignment. Founder may not, without the written consent of the Board, assign any rights or delegate any of the duties of Founder under this Agreement. As used in this provision, “assignment” and “delegation” shall mean any sale, gift, pledge, hypothecation, encumbrance, or other transfer of all or any portion of the rights, obligations, or liabilities in or arising from this Agreement to any person or entity, whether by operation of law or otherwise, and regardless of the legal form of the transaction in which the attempted transfer occurs.
14.Miscellaneous.
14.1.     Notices. Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile or e-mail, with confirmed transmission and receipt, (c) two (2) days after deposit with an internationally-recognized courier or overnight service such as Federal Express or DHL, or (d) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth on the signature pages hereto.
14.2.     Gender; Time. The Parties agree that any use of words in any gender in this Agreement shall also refer to the masculine, feminine, nonbinary, or neutral gender, as the case may require. Time is of the essence in performance of the rights and obligations under this Agreement.
14.3.     Survival. The provisions set forth in Sections 5, 6, 8, 11, 12 and 14 of this Agreement (and any other provisions necessary to give effect to such provisions) shall survive Founder’s termination of employment for any reason or termination of this Agreement.
14.4.     Binding Agreement; Benefit. The provisions of this Agreement will be binding upon and will inure to the benefit of the respective heirs, legal representatives, and successors of the Parties.
14.5.     Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflict laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
14.6.     Dispute Resolution. To the fullest extent permitted by law, disputes, controversies, and claims between Founder and the Company shall be resolved through final and binding confidential arbitration in accordance with the Compliance Agreement.
14.6.     Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.
14.7.     Entire Agreement; Amendments. This Agreement, together with the Compliance Agreement and Indemnification Agreement, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the Parties with respect thereto, including without limitation the Existing

Agreements. This Agreement may be amended only by an agreement in writing signed by each of the Parties.
14.8.     Headings / Construction. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties.
14.9.     Severability. Subject to the provisions of Section 11 of this Agreement, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
14.10.     Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or shares of the Parent Company or similar transaction involving the Parent Company or a successor corporation.
14.11    Further Assurances. Founder agrees to execute, acknowledge, seal, and deliver such further assurances, documents, applications, agreements, and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.
14.12.     Costs. Each of the Parties shall pay all costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.
14.13.    Interpretation of this Agreement. This Agreement has been negotiated at arm’s length between persons knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is waived.
14.14.     Counterparts. The Parties may execute this Agreement, with a manual or electronic signature, either in whole or in any number of counterparts. If in counterparts, those counterparts, as so delivered, shall together constitute one and the same document. The Parties agree that each such counterpart is an original and shall be binding upon the Parties, even though all of the Parties may not be signatories to the same counterpart.

14.15.    No Third-Party Rights. Nothing in this Agreement is intended to grant to any third party (other than the parties’ respective successors in title and permitted assigns) any right to enforce any term of this Agreement or to confer on any third party (other than the parties’ respective successors in title and permitted assigns) any benefits under this Agreement. No person who is not a party to this Agreement shall have any right to enforce any term of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
COMPANY:                        FOUNDER:

By: _/s/ Peter Wirth___________________        By: _/s/ Samantha (Ying) Du_________

Date: _May 2, 2025___________________        Date: _May 2, 2025________________

[Signature Page to Du Employment Agreement]

EXHIBIT A
COMPLIANCE AGREEMENT

AGREEMENT REGARDING CONFIDENTIALITY, TRADE SECRETS,
INTELLECTUAL PROPERTY, COMPETITIVE ACTIVITIES AND ARBITRATION
THIS AGREEMENT REGARDING CONFIDENTIALITY, TRADE SECRETS, INTELLECTUAL PROPERTY, COMPETITIVE ACTIVITIES AND ARBITRATION (this “Agreement”) is entered into between Zai Lab (US) LLC (the “Company”) and the undersigned employee of Company (“I,” “me,” “you,” or “Employee”). The Company, along with its Affiliates now has and expects to develop confidential and proprietary materials, trade secrets, and highly sensitive information of immeasurable value, as well as goodwill, which I recognize must be carefully protected for the Company to be successful. To induce the Company to employ me or continue to employ me and in exchange for valuable consideration, the receipt and sufficiency of which I expressly acknowledge, the Company and I hereby agree, intending to be legally bound, as follows:
For the purposes of this Agreement, the term “Affiliates” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct, indirect or common control with such specified person. For the purposes of this definition, “control” when used with respect to any specified person means the power or authority, whether exercised or not, to direct the business management and/or policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
1.Company Confidential Materials and Information.
(a)Confidential Information. The following materials and information, whether having existed, now existing, or to be developed or created during the term of my employment by the Company (herein referred to collectively as the “Confidential Information”) are covered by this Agreement:
(1)All information relating to existing or proposed products or services based on proprietary technology of the Company or any of its Affiliates, whether owned or licensed by the Company and/or its Affiliates, and proprietary technology in various stages of research and development which are not generally known to the public (such as inventions, trade secrets, know-how, design specifications, technical or medical data, methodologies, procedures, techniques, information management processes, and strategies);
(2)All information relating to the products or services of the Company or any of its Affiliates, whether existing or in various stages of research and development, which is not generally known to the public (such as inventions, trade secrets, know-how, design specifications, technical or medical data, methodologies, procedures, techniques, information management processes, and strategies);
(3)All information not generally known to the public concerning or relating to the way the Company or any of its Affiliates conduct its business (such as internal business procedures, controls, plans, licensing techniques, contracts and practices, supplier, subcontractor and prime contractor names and contracts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, information supplied by clients and customers of the Company or any of its Affiliates, and employee data);
(4)All information not generally known to the public that pertains to the Company’s or any of its Affiliates’ marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; discounts; margins; costs; credit terms; pricing practices, procedures and policies; procedures and policies; and customer data including customer lists, information, contracts, representatives, requirements and needs, specifications, preferences, data provided by or about prospective, existing or past customers and contract terms applicable to such customers (such as customer lists, print-outs, databases, marketing plans, marketing reports, strategic business plans, marketing analyses and management reports, and listings of potential customers and leads);

(5)Any information pertaining to the Company or any of its Affiliates in addition to the foregoing not generally known to the public or within the industry or trade areas in which the Company or any of its Affiliates competes which gives the Company or any of its Affiliates any advantage over its competitors; and
(6)All physical embodiments of the foregoing information in any tangible form, whether written, electronic, or machine-readable in nature.
(b)General Knowledge. The general skills, knowledge, and experience gained during my employment with the Company or information publicly available is not considered Confidential Information. Also, upon termination of my employment with the Company for any reason, I shall not, subject to the provisions of Sections 3(a) and 3(b) below, be restricted from working with a person or entity which has independently developed information or materials similar to Confidential Information as long as I comply with my continuing obligations under this Agreement.
(c)Employee Obligations. During my employment with the Company, I acknowledge and agree that I will have access to Confidential Information and materials and will occupy a position of trust and confidence with respect to the Company’s affairs and business. I agree to take the following steps to preserve the confidential and proprietary nature of Confidential Information and materials.
(1)Non-Use; Non-Disclosure. During and after my employment with the Company regardless of the reason why my employment ended, I will not use, disclose, transfer or delete any Confidential Information other than as authorized by the Company within the scope of my duties with the Company, and will not use in any way other than in the Company’s business any Confidential Information, including information or material received by the Company from others and intended by the Company to be kept in confidence by its recipients. I understand that I am not allowed to sell, license, or otherwise exploit any products or services which embody or otherwise exploit in whole or in part any Confidential Information or materials.
(2)Disclosure Prevention. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information.
(3)Removal of Confidential Information. I will not remove any Confidential Information or documents, materials, or property containing Confidential Information from the Company’s or any of its Affiliates’ premises or make copies of such documents, materials, or property except for use in the Company’s business and in accordance with the Company’s policies regarding security of Confidential Information.
(4)Return All Materials. I will return to the Company all Confidential Information and all other documents, materials, and property of the Company or any of its Affiliates (including any copies of the foregoing) at any time upon the request of the Company, and in any event and without such request, immediately upon the termination of my employment with the Company regardless of the reason for termination. I agree not to retain any documents, materials, or property (including copies) containing any Confidential Information or otherwise belonging to the Company or any of its Affiliates after my employment ends, regardless of the reason. I agree to deliver and sign the “Termination Certificate” attached hereto as Exhibit A.
(5)Computer Security. During my employment with the Company, I agree to use only those Company computer resources (both on and off the Company’s premises) for which I have been granted access and then only to the extent authorized. I agree to comply with the Company’s policies and procedures concerning computer security.
(6)Communications Systems. I understand that the Company maintains an electronic mail system, a voice mail system, a computer network that includes access to the Internet, and related facilities for the purpose of business communications. I acknowledge that these systems, network, and related facilities, as well as all electronic or voice communications and all data or materials transmitted thereon, are Company property, and the Company retains the right to review any and all electronic mail communications, voice communications, internet sites accessed, and data and materials stored or transmitted, with or without notice, at any time.

(7)Protected Activity Not Prohibited. I understand that nothing in this Agreement limits or prohibits me from: (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company; (b) responding to any inquiry or legal process directed to me individually (and not directed to the Company and/or its subsidiaries) from any such Government Agencies; (c) testifying in an administrative, legislative or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices when I have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from a Government Agency or the legislature; (d) making truthful statements or disclosures regarding unlawful employment practices or criminal conduct; (e) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; or (f) making any other disclosures that are protected under the whistleblower provisions of any applicable law, including, but not limited to responding to any inquiry about this Agreement or my employment by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization. Further, nothing in the Agreement shall prevent me from exercising my rights under Section 7 of the National Labor Relations Act, if any, including discussing the terms and conditions of my employment with others, assisting co-workers or former co-workers with workplace issues concerning the Company, or communicating with a union or the National Labor Relations Board about my employment with the Company.
(8)DTSA Notice. I have been advised of the Defend of Trade Secrets Act of 2016 which provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) where the disclosure is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The DTSA also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
2.Proprietary Information and Ideas and Inventions.
(a)Prior Information. I agree to inform the Company of any apparent conflicts between my work for the Company and any pre-existing obligations I may have to preserve the confidentiality of another’s proprietary information or materials. Otherwise, by signing this Agreement and accepting employment with the Company, the Company may conclude that no such conflict exists, and I agree thereafter to make no such claim against the Company. I agree not to disclose to the Company or any of its Affiliates or use in the Company’s business any information or material relating to the business of any third party and intended by that party not to be disclosed to the Company or its Affiliates.
(b)Ideas and Inventions. Attached hereto as Exhibit B is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to employment with the Company, which belong to me or a former employer, which relate to the Company’s business, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of employment with the Company, I incorporate or utilize any invention, improvement, development, concept, discovery, product, data, material, trade or other proprietary information owned by me or in which I have an interest, into or in connection with any product, service, process, composition, machine, or other property (including Confidential Information) of the Company, the Company is hereby granted and has a nonexclusive, royalty-free, fully paid-up, sublicensable (for multiple tiers), irrevocable, perpetual, worldwide license under such items and Intellectual Property therein to internally and externally reproduce, prepare derivative works based upon, display, perform, distribute, import, make, modify, use, offer to sell, and sell such items as part of or in connection with such product, service, process, composition, or machine, or other property.

(c)Disclosure and Assignment to the Company. To the maximum extent permitted by applicable law, I agree to promptly make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company or its designee, all rights, title, and interest in and to any and all inventions, developments, concepts, improvements, and trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice while I am performing services within the scope of my employment with the Company (either on the Company’s premises or elsewhere) or utilizing Company facilities, or which I have solely or jointly conceived or developed or reduced to practice (other than the Prior Inventions) before my employment with the Company but relating to the Company’s business, including any of its research and development projects (collectively referred to as “Inventions”), and to the extent not vested in the Company by operation of law under the United States Copyright Act, I hereby forever irrevocably transfer and assign to the Company, or its designee, all rights, title, and interest in and to all such Inventions and all Intellectual Property therein.
(d)Works of Authorship. I acknowledge and agree that all writings and works of authorship, including business planning documents, marketing materials, operations manuals, software program code, drawings, procedural diagrams, and other documentation of any kind prepared by me within the scope of employment with the Company are works made for hire and the property of the Company, including any copyrights on those writings; but to the extent any such writings and works prepared by me within the scope of employment with the Company may not, by operation of law or otherwise, be a work made for hire, I hereby forever irrevocably transfer and assign to the Company the ownership of copyright in such writings and works, whether published or unpublished.
(e)Moral Rights. I understand that the term “moral rights” means any rights of paternity or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” I forever hereby waive and agree never to assert any moral rights I may have in any copyrightable work that is assigned to the Company as a result of Section 2(d) hereof or that is owned by the Company, even after any termination of my employment with the Company.
(f)Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure, maintain and enforce the Company’s rights in the Inventions and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to or owned by the Company, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patent or copyright registrations thereon with the same legal force and effect as if executed by me.
(g)Exclusions. This Agreement does not apply to an invention to the extent applicable to me and to the extent excluded by the New York law which provides that any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (b) result from any work performed by the employee for the employer.

3.Non-Competition and Non-Solicitation.
I hereby agree to comply with the restrictions set forth in this Section 3.
(a)Non-Competition. I hereby covenant and agree that, during my employment with the Company and for a period of twelve (12) months following the termination of my employment, regardless of the reason therefor (in the aggregate, the “Non-Competition Period”), I will not, directly or indirectly, whether as an owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Business within the Restricted Area in any way that involves any of the services that I provided to the Company at any time during my employment with the Company or, with respect to the portion of the Non-Competition Period that follows the termination of my employment, during the last two (2) years of my employment with the Company. The foregoing, however, shall not prevent my passive ownership of two percent (2%) or less of the equity securities of any publicly traded company. As indicated above, at any time after the termination of this Agreement, I will not make use of the Company’s Confidential Information or information concerning any Invention, or any other confidential matter relating to the Company’s business that I may in any way acquire by reason of my employment with the Company. I acknowledge that the foregoing is narrowly tailored to protect legitimate business interests of the Company and does not unreasonably restrict my right to earn a living.
(b)Non-Solicitation. I hereby covenant and agree that both during my employment with the Company and for a period of twelve (12) months following the termination of my employment with the Company, however caused, I will not, on behalf of myself or any other person, except as authorized by Company within the scope of my duties with the Company: (i) solicit, recruit, or encourage any of Company’s or its Affiliates’ employees, consultants, or independent contractors to leave or terminate their employment or engagement with Company or such Affiliate; or (ii) otherwise interfere with the relationship between: (1) the Company and its employees, consultants, or independent contractors, or (2) the Company’s Affiliates and its employees, consultants, or independent contractors. For the purposes of this Agreement, an “employee,” “consultant,” or “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the twelve (12)-month period immediately preceding the activity restricted by this Section 3(b). This provision does not apply to any employee or contractor who responds to a general advertisement not targeted at any specific employees or contractors of the Company or to any employee or contractor who independently seeks employment with my subsequent employer through no solicitation or contact by me.
4.General Provisions.
(a)Definitions. For purposes of this Agreement, the following definitions applies:
(1)“Business” means any business that the Company or any of its Affiliates conduct or conducted at any time during my employment or which the Company or any of its Affiliates is actively engaged in planning to conduct at the time of my termination of employment.
(2)“Intellectual Property” means all trade secrets, know-how, copyrights, trademarks, patents and other intellectual property or proprietary rights (including renewals, extensions, the right of publication, publicity rights, and the right to claim priority).
(3)“Restricted Area” means any geographic area in which the Company or any of its Affiliates does business or is actively planning to do business during my employment with the Company or, with respect to the portion of the Non-Competition Period that follows the termination of my employment, in any geographic area in which I, at any time within the last two (2) years of my employment with the Company, provided services or had a material presence or influence.
(b)Enforcement/Severability. I acknowledge that the obligations in this Agreement have unique, very substantial and immeasurable value to the Company and its Affiliates, that the Company and its Affiliates are engaged in a highly competitive industry, that I am receiving significant consideration in connection with this Agreement and my employment with the Company, and that I have sufficient assets and skills to provide a livelihood for myself while such covenants remain in force. If I violate any duty to the Company or unlawfully take any confidential or proprietary information or other property belonging to the Company, the Non-Competition Period will extend by the time during which I engage in such violation(s), for up to a total of two (2) years following the termination of my employment. In the event that any of the obligations in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, such obligation shall be interpreted and modified to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. If modification of such obligations is not possible, then the court shall sever such obligations and enforce each and every remaining obligation in this Agreement.
(c)Irreparable Harm/Waiver. I acknowledge that in the event of any breach or threatened breach by me of any of my obligations in this Agreement, the Company’s business interests will be irreparably injured, the full extent of the Company’s damages will be impossible to ascertain, and monetary damages may not be an adequate remedy for the Company. I therefore consent, in addition to any other right or remedy available to the Company, to enforcement of this Agreement by a temporary, preliminary, and/or permanent injunction, specific performance or other equitable relief. In the event of an injunction, I expressly waive any requirement that the Company post bond or security. I understand that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing by the Company senior management and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. All rights and remedies hereunder, and/or provided in law or equity or otherwise, are cumulative.
(d)Governing Law. Except as set forth herein, this Agreement will be governed by, and construed and enforced in accordance with, the laws of State of New York, without giving effect to its principles or rules of conflict laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
(e)Dispute Resolution and Class Action Waiver. Any and all disputes, controversies and/or claims between you and the Company of any kind whatsoever shall be resolved through final and binding confidential arbitration pursuant to the Federal Arbitration Act (“FAA”), and administered by JAMS pursuant to its Employment Arbitration Rules & Procedures before a single arbitrator who is a retired judge. Notwithstanding this agreement to arbitrate, you and the Company agree that either party may seek provisional and interim remedies such as a temporary restraining order, injunction or other equitable relief, from a court of competent jurisdiction to the maximum extent permitted by law. This agreement to arbitrate shall include, without limitation, any and all disputes, controversies and/or claims against the Company or any of its Affiliates or the current or former partners, members, officers or employees of the Company or any of its Affiliates, whether arising under theories of liability or damages based on contract, tort or statute, to the fullest extent permitted by law. Such claims shall include, without limitation, claims for breach of contract or breach of the covenant of good faith and fair dealing, claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, and/or any applicable or equivalent state or local laws, claims for wrongful termination, including employment termination in violation of public policy, and claims for personal injury including, without limitation, defamation, fraud and infliction of emotional distress. This agreement to arbitrate also covers any issues relating to the interpretation, applicability or enforceability of this arbitration agreement. The only claims not covered by this agreement to arbitrate are claims for benefits under workers’ compensation or unemployment insurance statutes and other claims that cannot be arbitrated pursuant to applicable law. As a material part of this agreement to arbitrate claims, both you and the Company expressly waive all rights to a jury trial in court on all statutory or other claims, including, without limitation, those identified in this arbitration agreement. You also acknowledge and agree that all such claims must be arbitrated in a party’s individual capacity, and not as a member or representative of a class, collective or representative action. Any arbitration hereunder shall take place in New York. The arbitrator shall permit adequate discovery, shall issue a written award, and is authorized to award any type of relief recoverable in court. No arbitration under this arbitration agreement shall be subject to the JAMS Class Action Procedures or the JAMS Employment Arbitration Minimum Standards. You and the Company agree that any award of the arbitrator shall be final, conclusive and binding and that you will not contest any action by any other party thereto in accordance with the award of the arbitrator. It is specifically understood and agreed that any party hereto may enforce any award rendered pursuant to the arbitration by bringing suit in any court of competent jurisdiction. Subject to the determination of the arbitrator, all reasonable fees, costs, and expenses (including reasonable attorneys’ fees, expenses, and costs) incurred by the prevailing party in any arbitration shall be borne by the other party. Any claim must be brought to arbitration within the statute of limitations for bringing such claim in court or before the appropriate administrative agency, as applicable. The parties understand and agree that this is an agreement to arbitrate under the FAA and that enforceability of this Agreement will be decided in accordance with the FAA. The parties agree that the Company is engaged in transactions involving interstate commerce. You understand that nothing in this arbitration agreement limits your right to report possible violations of law or regulation with any federal government agency or official or similar state or local agency or official, participate in a proceeding with such agency or otherwise make any truthful statements or disclosures required by law, regulation or legal process.
(f)Publications. I agree not to submit any writing for publication or deliver any speech that contains any information relating to the Business unless I receive advance written clearance from an authorized representative of the Company.
(g)Publicity and Waiver. To the maximum extent permitted by law, the Company and its designees may create photographs and recordings of me in connection with any works, materials, products, services, operation or business of the Company or any of its Affiliates, and I hereby grant to the Company and its Affiliates and designees, without additional consideration, the right to reproduce, use, modify, display, publish and distribute my name, voice, signatures, photographs, images, recordings, videos, and likeness produced or provided in the course of employment with the Company as well as their derivative works and copies (the “Likenesses”), publicly and perpetually, in connection with any works, materials, products, services, operation or business of the Company or any of Affiliates, including technical, marketing, and/or disclosure materials published by or for the Company. To the maximum extent permitted by applicable law, I waive and agree not to assert any and all rights and claims I may have, before or after the date hereof, in or with respect to any Invention or any Likenesses.
(h)Miscellaneous. This Agreement is my entire agreement with the Company with respect to the subject matter referred to herein, superseding any prior oral, written, express, or implied negotiations and agreements; provided, however, that this Agreement shall not terminate or supersede any additional obligations I may have pursuant to any other agreement or under applicable law with respect to confidentiality, assignment of rights to intellectual property or the like. This Agreement may not be changed in any respect except by a written agreement signed by both myself and an officer of the Company. If any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement. I acknowledge that this Agreement is not meant to constitute a contract of employment for a specific duration or term, and that my employment with the Company is at-will unless otherwise agreed to in a separate writing and signed by an authorized representative of the Company. The Company and I will retain the right to terminate my employment at any time, with or without notice or cause. Each of the terms “include,” “includes,” and “including” is deemed to be followed by “without limitation.”
(i)Acknowledgment of Voluntariness and Time to Review. I hereby acknowledge that:
(1)I have read this Agreement and understand all of its terms and provisions;
(2)I acknowledge and confirm that I have had a reasonable time to review and consider this Agreement; and
(3)the Company hereby advises me to consult an attorney prior to signing this Agreement.
I further agree to provide any of my subsequent employer(s) notice of my continuing obligations to the Company as set forth herein and I further grant consent to the Company to notify any of my subsequent employers or other business affiliates of my continuing obligations to the Company as set forth in this Agreement.
I AGREE THAT BY SIGNING BELOW, I WILL BE BOUND BY THIS AGREEMENT.

[Signature Page to Follow]

I AGREE THAT BY SIGNING BELOW, I WILL BE BOUND BY THIS AGREEMENT.

/s/ Samantha (Ying) Du
(Signature)

Samantha (Ying) Du
(Print Name)

Accepted and agreed to on
behalf of Zai Lab (US) LLC
By: /s/ Mandy Li
Name: Mandy Li
Title: Authorized Signatory
Date: May 1, 2025

[Signature Page to Compliance Agreement]

EXHIBIT A
TERMINATION CERTIFICATE
This is to certify that I do not have in my possession, and that I have returned to Zai Lab (US) LLC (the “Company”) in compliance with this Agreement Regarding Confidentiality, Trade Secrets, Intellectual Property, Competitive Activities and Arbitration between me and the Company (the “Compliance Agreement”), all Confidential Information (as that term is defined in Section 1 of the Compliance Agreement) of the Company and all other documents, materials, and property of the Company (including any copies of the foregoing).
I further certify that I have complied with all the terms of the Compliance Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by the Compliance Agreement. Except to the extent set forth below, I acknowledge and agree that I have no prior inventions or original works of authorship other than those, if any, identified by me on Exhibit B to the Compliance Agreement at the time that I signed the Compliance Agreement.

Termination Date:

(Signature)

(Print Name)

A-1

EXHIBIT B
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements
___ Additional Sheets Attached
Signature of Employee:
Print Name of Employee:
Date:

[Signature Page to Compliance Agreement]